                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 3)


                               Egghead.com, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  682838-10-7
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                       n/a
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

                       Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                       [_] Rule 13d-1(b)
                       [_] Rule 13d-1(c)
                       [X] Rule 13d-1(d)





*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

----------------------                                        -----------------
CUSIP No.  682838-10-7                                        Page 2 of 4 Pages
----------------------                                        -----------------
-------------------------------------------------------------------------------
                   NAME OF REPORTING PERSON
 1                 S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Alan S. Fisher
-------------------------------------------------------------------------------
                   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) [_]
 2                                                                    (b) [_]
-------------------------------------------------------------------------------
 3                 SEC USE ONLY
-------------------------------------------------------------------------------
 4                 CITIZENSHIP OR PLACE OF ORGANIZATION
                   U.S.A.
-------------------------------------------------------------------------------
                         5  SOLE VOTING POWER
   NUMBER                   -0-
     OF               ---------------------------------------------------------
   SHARES                6  SHARED VOTING POWER
BENEFICIALLY                -0-
    OWNED             ---------------------------------------------------------
     BY                  7  SOLE DISPOSITIVE POWER
    EACH                    -0-
  REPORTING           ---------------------------------------------------------
   PERSON                8  SHARED DISPOSITIVE POWER
    WITH                    -0-
-------------------------------------------------------------------------------
 9                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                   PERSON
                   -0-
-------------------------------------------------------------------------------
10                 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                   CERTAIN SHARES*                                     [_]
-------------------------------------------------------------------------------
11                 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   -0-
-------------------------------------------------------------------------------
12                 TYPE OF REPORTING PERSON*
                   IN
-------------------------------------------------------------------------------

                                  SCHEDULE 13G

----------------------                                        -----------------
CUSIP No.  682838-10-7                                        Page 3 of 4 Pages
----------------------                                        -----------------

Item 1.

          (a)  Name of Issuer:
               --------------
               Egghead.com, Inc.

          (b)  Address of Issuer's Principal Executive Offices:
               -----------------------------------------------
               1350 Willow Road, Menlo Park, CA 94025

Item 2.

          (a)  Name of Person Filing:
               ---------------------
               Alan S. Fisher

          (b)  Address of Principal Business Office:
               ------------------------------------
               1350 Willow Road, Menlo Park, CA 94025

          (c)  Citizenship:
               -----------
               U.S.A.

          (d)  Title of Class of Securities:
               ----------------------------
               Not applicable.

          (e)  CUSIP Number:
               ------------
               682838-10-7

Item 3.   Not applicable.

Item 4.   Ownership.

          (a)  Amount Beneficially Owned:                                    -0-
               -------------------------------

          (b)  Percent of Class:                                             -0-
               -------------------------------

          (c)  Number of shares as to which such person has:
               --------------------------------------------
              (i)   sole power to vote or direct the vote:                   -0-

              (ii)  shared power to vote or direct the vote:                 -0-

              (iii) sole power to dispose or to direct the disposition of:   -0-

              (iv)  shared power to dispose or to direct the disposition of: -0-

Item 5.   Ownership of Five Percent or Less of a Class.

          [X] This statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of Egghead.com common stock.

Item 6.   Ownership of More Than Five Percent on Behalf of Another Person.

          Not applicable.

                                  SCHEDULE 13G

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CUSIP No.  682838-10-7                                        Page 4 of 4 Pages
----------------------                                        -----------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          Not applicable.

Item 8.   Identification and Classification Members of the Group.

          Not applicable.

Item 9.   Notice of Dissolution of Group.

          Not applicable.

Item 10.  Certification.

          Not applicable.


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:  February 14, 2001             By:  /s/ Alan. S. Fisher
                                           -------------------
                                           Alan S. Fisher